Exhibit 99.1

Watsco Sets Records for Net Income, EPS and Delivers Strong Cash Flow

During Third Quarter

Sales Momentum Building Following Hurricane Disruptions

Record Nine-Month Sales, Earnings, EPS and Cash Flow

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 25, 2017 – Watsco, Inc. (NYSE: WSO) reported record results for the quarter and for the nine-month period ended September 30, 2017.

In addition to record operating results, Watsco has generated record cash flow in 2017, representing a 26% increase over the same period last year. Over the last 12 months, operating cash flow was $316 million versus net income of $245 million reflecting progress from the use of new technologies designed to improve inventory turns and enhance overall business efficiency.

The results reflect disruptions from Hurricanes Harvey, Irma and Maria, which impacted certain of the Company’s largest markets during August and September. More than 300 locations experienced some impact with 190 location closures, including key markets in Florida, Texas, Georgia and Puerto Rico. Export activities to the Caribbean-basin and markets in Central Mexico following the Mexico City earthquake also experienced disruption and closure. Collectively, markets directly impacted by location closures represent 35% of sales. The estimated earnings per share impact was approximately 10 cents per share. Sales trends have strengthened in the early part of the fourth quarter as a result of the repair, restoration and replacement activities that are underway. Longer term, the Company believes the necessity of HVAC-related products in these Sunbelt markets coupled with the continued rebuilding and reinvestment activities present an opportunity for growth.

The results also reflect continued investment in a variety of technologies to revolutionize Watsco’s customer-experience, to create a data-driven culture, to empower more insightful decision-making and to enhance productivity and operational efficiency. The Company has also made additional investments in products and people to grow and develop market share for our supplier partners.

Third Quarter Results

Key performance metrics:

•	2% increase in earnings per share to a record $1.82

•	3% increase in net income to a record $65 million

•	Flat SG&A expenses

•	4% decrease in operating income to $114 million (9.3% operating margin)

•	46% increase in operating cash flow to $152 million

Sales trends:

•	1% decrease in sales to $1.23 billion (flat on a same-store basis)

•	Flat sales for HVAC equipment (68% of sales), including 2% increase in residential products

•	4% decrease in other HVAC products (27% of sales)

•	4% decrease in commercial refrigeration products (5% of sales)

Albert H. Nahmad, Chairman and CEO said: “Watsco produced strong cash flow and a record quarter for net income and earnings per share despite the substantial disruptions and strong sales comparisons from a year ago. We believe we gained share in our markets during the quarter, reflecting the efforts of the Watsco team in collaboration with our vendor partners.”

Mr. Nahmad added: “We appreciate the efforts of our more than 1,800 employees that were impacted by the storms for their dedication and commitment in serving the 30,000-plus customers that operate in the impacted areas.”

Nine-Month Results

Key performance metrics:

•	7% increase in earnings per share to a record $4.62

•	8% increase in net income to a record $165 million

•	2% increase in operating income to a record $293 million (8.7% operating margin)

•	26% increase in operating cash flow to a record $185 million

Sales trends:

•	2% increase in sales to a record $3.38 billion (3% increase on same-store basis)

•	3% increase in HVAC equipment (67% of sales)

•	Flat sales for other HVAC products (28% of sales)

•	1% growth in commercial refrigeration products (5% of sales)

Technology Strategy

Watsco continues to transform its business into the digital age by investing in scalable platforms for mobile apps, e-commerce, business intelligence and supply chain optimization. Strategic goals are to increase the speed and convenience of serving customers, to improve operating efficiency and to extend the Company’s reach into new geographies and sales channels. Technology-related spending over the last twelve months was approximately $23 million.

Mr. Nahmad added: “We continue to make progress with our industry-leading technologies and estimate e-commerce sales can reach $1 billion this year. There is no question technology changes are accelerating and we expect that our industry-specific focus, scale and leadership position will serve us, and our customers, well. In time, we believe peers and competitors will realize that Watsco is an attractive succession plan and join forces with us to adapt and evolve in the changing environment.”

Cash Flow & Dividends

Operating cash flow for the quarter increased 46% to $152 million and for the nine-month period increased 26% to a record $185 million. The Company has targeted operating cash flow to exceed net income in 2017. From 2000 to 2016, Watsco’s operating cash flow was approximately $1.9 billion compared to net income of approximately $1.8 billion, surpassing the Company’s stated goal.

Dividends paid in 2017 increased 32% to $119 million. In April 2017, Watsco’s Board of Directors approved a 19% increase in its annual dividend to $5.00 per share on each outstanding share of its Common and Class B common stock. Watsco has paid dividends for over 40 consecutive years with the philosophy of sharing increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. Future increases in dividends, if any, will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

Outlook for 2017

Watsco expects continued record performance in 2017 with full-year diluted earnings per share in the range of $5.50 to $5.60 per share.

Acquisition of 35% of Russell Sigler, Inc.

In June 2017, Watsco’s Carrier Enterprise business unit acquired 35% ownership of Russell Sigler, Inc. (RSI). RSI was established in 1950 and is one of the largest HVAC distributors in North America with annual sales of approximately $650 million. RSI serves over 10,000 customers from 30 locations throughout Arizona, California, Idaho, New Mexico, Nevada and portions of Texas. Carrier Enterprise has the exclusive right to purchase shares if and when any current RSI owner wishes to sell shares in the future. Third quarter results include 5 cents per share attributable to the Company’s ownership interest in RSI.

Acquisition of Joint Venture Interests

In February 2017, Watsco raised its ownership of Carrier Enterprise Northeast LLC, a joint venture with Carrier, to 80% from 70% for approximately $43 million in cash. Carrier Enterprise Northeast had sales of approximately $500 million in 2016 from 41 locations in the northeastern United States and 12 locations in Mexico. Nine-month results include a contribution of 12 cents per share from the increased ownership interest.

Conference Call Information

Date: October 25, 2017

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measure of same-store basis. Information referring to same-store basis excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco

Watsco provides comfort to homes and businesses regardless of the outdoor climate. There are approximately 92 million central air conditioning and heating systems installed in the United States that have been in service more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is the industry’s largest and currently serves 88,000 contractor businesses through 562 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco is a technology company, operating scalable platforms for mobile apps, e-commerce, business intelligence and supply chain. Strategic goals are to accelerate sales and profit growth, increase the speed and convenience of serving customers and to extend its reach into new geographies and sales channels. Watsco is also developing technologies to address the evolving buying habits of consumers in the digital economy. Over the long-term, Watsco believes its focus, scale and innovative culture offer significant advantages to address the consumer market, which is estimated to be $88 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “plan,” “optimistic,” “goal” or “intend,” the negative of these terms and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$1,229,591	$1,241,232	$3,377,610	$3,307,091
Cost of sales	933,696	939,028	2,552,881	2,500,579

Gross profit	295,895	302,204	824,729	806,512
Gross profit margin	24.1%	24.3%	24.4%	24.4%

SG&A expenses (1)	183,728	182,904	534,515	518,954
Other income	2,294	—	2,294	—

Operating income	114,461	119,300	292,508	287,558
Operating margin	9.3%	9.6%	8.7%	8.7%

Interest expense, net	2,117	996	5,019	3,036

Income before income taxes	112,344	118,304	287,489	284,522
Income taxes	32,325	37,786	82,855	88,406

Net income	80,019	80,518	204,634	196,116
Less: net income attributable to non-controlling interest	14,990	17,419	39,668	42,859

Net income attributable to Watsco	$65,029	$63,099	$164,966	$153,257

Diluted earnings per share:
Net income attributable to Watsco shareholders	$65,029	$63,099	$164,966	$153,257
Less: distributed and undistributed earnings allocated to non-vested restricted common stock	5,468	5,078	13,840	12,383

Earnings allocated to Watsco shareholders	$59,561	$58,021	$151,126	$140,874

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,746,366	32,650,153	32,711,850	32,601,115

Diluted earnings per share for Common and Class B common stock	$1.82	$1.78	$4.62	$4.32

(1)	Selling, general and administrative expenses.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$66,667	$56,010
Accounts receivable, net	568,457	475,974
Inventories	786,056	685,011
Other	17,761	23,161

Total current assets	1,438,941	1,240,156

Property and equipment, net	91,483	90,502
Goodwill, intangibles, net and other	617,795	543,991

Total assets	$2,148,219	$1,874,649

Accounts payable and accrued expenses	$460,155	$314,688
Current portion of long-term obligations	244	200

Total current liabilities	460,399	314,888

Borrowings under revolving credit agreement	284,700	235,294
Deferred income taxes and other liabilities	71,085	72,719

Total liabilities	816,184	622,901

Watsco’s shareholders’ equity	1,052,139	1,005,828
Non-controlling interest	279,896	245,920

Shareholders’ equity	1,332,035	1,251,748

Total liabilities and shareholders’ equity	$2,148,219	$1,874,649

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flow from operating activities:
Net income	$204,634	$196,116
Non-cash items	30,446	31,670
Changes in working capital	(50,375)	(81,486)

Net cash provided by operating activities	184,705	146,300

Cash flow from investing activities:
Investment in unconsolidated entity	(63,600)	—
Capital expenditures, net	(13,690)	(8,314)

Net cash used in investing activities	(77,290)	(8,314)

Cash flow from financing activities:
Dividends on Common and Class B common stock	(119,468)	(90,298)
Purchase of additional ownership from non-controlling interest	(42,688)	—
Distributions to non-controlling interest	(6,799)	(26,027)
Net proceeds (repayments) under revolving credit agreement	49,406	(25,900)
Proceeds from non-controlling interest for investment in unconsolidated entity	12,720	—
Net proceeds from sale of Common stock	5,391	—
Other	3,156	4,852

Net cash used in financing activities	(98,282)	(137,373)

Effect of foreign exchange rate changes on cash and cash equivalents	1,524	68

Net increase in cash and cash equivalents	10,657	681
Cash and cash equivalents at beginning of period	56,010	35,229

Cash and cash equivalents at end of period	$66,667	$35,910